Exhibit n.5

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Oxford Lane Capital Corp.:

We have audited the financial statements of Oxford Lane Capital Corp. (the “Fund”) as of and for the year ended March 31, 2016 appearing in the accompanying registration statement on Form N-2. We have also previously audited the financial statements of the Fund as of and for the years ended March 31, 2015, March 31, 2014 and March 31, 2013 (not presented herein) appearing in the Fund’s 2015 Form N-CSR, 2014 Form N-CSR and 2013 Form N-CSR and we expressed an unqualified opinion on those financial statements. In our opinion, the senior securities table of Oxford Lane Capital Corp. for each of the years ended March 31, 2016, 2015, 2014 and 2013, appearing on page 48 of the prospectus included in the registration statement on Form N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 23, 2016